EXHIBIT 10.1

AGREEMENT FOR TERMINATION OF LEASE

AND VOLUNTARY SURRENDER OF PREMISES

This Agreement for Termination of Lease and Voluntary Surrender of Premises (this “Agreement”) is made and entered into as of June 10, 2020, by and between ARE-SD REGION NO. 61, LLC, a Delaware limited liability company (“Landlord”), and TOCAGEN, INC., a Delaware corporation (“Tenant”), with reference to the following:

RECITALS

A.    Pursuant to that certain Lease dated as of December 21, 2017, as amended by that certain First Amendment to Lease dated as of December 16, 2019 (as amended, the “Lease”), Tenant now leases from Landlord certain premises consisting of approximately 17,669 rentable square feet located on the 6th floor (the “Premises”) in that certain building located at 4242 Campus Point Court, San Diego, California. The Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.    The Lease Term is scheduled to expire on June 30, 2026.

C.    Tenant and Landlord desire, subject to the terms and conditions set forth below, to accelerate the expiration date of the Lease Term.

D.    Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises made herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, Landlord and Tenant agree as follows:

1.    Surrender of Premises. Landlord and Tenant hereby agree, subject to Tenant’s satisfaction (or Landlord’s waiver) of all of the terms and conditions set forth in this Agreement and subject to Tenant’s Re-Occupancy Right (defined below), as follows:

a.    On or before the date that is 1 business day after the mutual execution and delivery of this Agreement (the “Surrender Date”), Tenant shall voluntarily quit and vacate the Premises, in good condition and repair, broom clean, patched and painted as applicable, and otherwise in the condition required by the Lease.

b.    After the Surrender Date, Tenant shall have no rights of any kind (including, without limitation, any right to enter, use, sublease or otherwise occupy) with respect to the Premises, except as expressly set forth in Section 1(a) above and Section 5 below;

c.    Commencing on the date hereof and continuing through and until the Termination Date (defined below), Tenant agrees to cooperate with Landlord in all matters relating to Landlord’s coordinating the transition or termination of any utility agreements, service contracts or other agreements that Landlord requests to be transitioned or terminated, which cooperation shall include, without limitation, Tenant’s provision to Landlord and Landlord’s employees, agents, contractors and invitees (each, a “Landlord Party”), full access to the Premises (“Landlord’s Section 1(c) Access Right”); and

d.    Tenant hereby waives any and all claims against Landlord and any other Landlord Party in connection with the exercise of Landlord’s Section 1(c) Access Right (including, without limitation, any claim for rent abatement) except to the extent caused by Landlord’s or any Landlord Party’s willful misconduct or negligence.

e.    All other terms and conditions contained within the Lease regarding surrender and vacating the Premises shall remain in full force and effect.

2.    Modification of Lease. Landlord and Tenant hereby agree, subject to Tenant’s satisfaction (or Landlord’s waiver) of all of the terms and conditions set forth in this Agreement, as follows:

a.    The scheduled expiration date of the Lease Term shall be accelerated to the earlier of (i) June 30, 2021 (the “Outside Termination Date”), and (ii) such earlier date that Landlord elects in writing with 30 days notice (such writing, a “Landlord Termination Notice”) to terminate the Lease Term for the Premises pursuant to Landlord’s Termination Right (defined below) (such earlier date, the “Termination Date”);

b.    Commencing on the Surrender Date and continuing through and until the Outside Termination Date, Landlord shall have the right (“Landlord’s Termination Right”) to terminate the Lease Term with respect to the Premises by delivering a Landlord Termination Notice to Tenant, whereupon the Lease Term shall automatically terminate on the date specified in such Landlord Termination Notice but Tenant shall nonetheless be required to continue to pay to Landlord Base Rent, Additional Rent and any other obligations due under the Lease through the Outside Termination Date; and

c.    From and after Termination Date, (i) Tenant shall have no rights of any kind (including, without limitation, any right to enter, use, sublease or otherwise occupy) with respect to the Premises, and (ii) Tenant’s Re-Occupancy Right with respect to the Premises shall automatically lapse.

d.    Notwithstanding anything to the contrary contained in the Lease, so long as Tenant complies with the provisions of this Agreement and does not elect to exercise its Re-Occupancy Right (defined below), Tenant shall not be required to pay Base Rent or Additional Rent (and any taxes, insurance, maintenance costs or utilities owed to Landlord) under the Lease with respect to the Premises for the period commencing on July 1, 2020 through the Termination Date (the “Rent Opex Abatement Period”).

e.    Upon the mutual execution and delivery of this Agreement, Landlord shall deliver the L-C currently being held by Landlord under the Lease to the issuing bank along with a cancellation notice executed by Landlord.

3.    Landlord Alteration Work. From and after the Surrender Date and continuing through and until the Termination Date, Tenant agrees to cooperate with Landlord in all matters relating the Premises including, without limitation, if Landlord elects to undertake construction and/or alterations with respect to the Premises (the “Landlord Alteration Work”), allowing full access to the Premises by Landlord and any Landlord Party to perform such Landlord Alteration Work (“Landlord’s Section 3(a) Access Right”; and together with Landlord’s Section 1(c) Access Right, collectively, “Landlord’s Access Rights”). Notwithstanding anything to the contrary contained in the Lease (as amended hereby), any Landlord Alteration Work shall be without cost, expense or liability to Tenant (except to the extent such cost, expense or liability is caused by Tenant or any Tenant Party). Notwithstanding the foregoing, if Tenant has both (x) exercised its Re-Occupancy Right with respect to the Premises, and (y) timely paid the Re- Occupancy Fee (defined below) to Landlord, Landlord’s right to continue to access the Premises and perform the Landlord Alteration Work shall terminate.

4.    Surrender and Lease Modification Payment. As consideration for entering into this Agreement and the other provisions of this Agreement, Tenant hereby agrees, notwithstanding any other provision of this Agreement to the contrary, to pay to Landlord the amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) which shall be due and payable concurrently with Tenant’s delivery of an executed copy of this Agreement to Landlord. Tenant shall not be required to pay Base Rent or Additional Rent (and any taxes, insurance, maintenance costs or utilities owed to Landlord under the Lease)

for any period following the Outside Termination Date so long as Tenant surrenders the Premises in strict compliance with this Agreement and the Lease, and Tenant is not in breach hereof or under the Lease. Notwithstanding anything herein to the contrary, in no event shall Landlord’s exercise of the Landlord’s Termination Right and/or Tenant’s exercise of its Re-Occupancy Right (and/or the payment of the Re-Occupancy Fee required in connection therewith) excuse or modify Tenant’s obligation to timely pay all amounts due Landlord pursuant to this Section 4.

5.    Tenant’s Re-Occupancy Right. At any time prior to the Termination Date, Tenant may, upon twenty (20) days’ prior written notice to Landlord (such notice, the “Re-Occupancy Notice”), elect to re-occupy all, but not less than all, of the Premises, with such re-occupancy commencing on the date set forth in the Re-Occupancy Notice (the “Re-Occupancy Date”) and continuing through and until the Termination Date (such option, the “Re-Occupancy Right”). In the event that Tenant elects to exercise its Re-Occupancy Right, Tenant acknowledges and agrees that the following shall apply and shall be conditions thereto:

a.    Tenant shall accept the Premises in its then current “AS IS” condition on the Re-Occupancy Date, which Tenant acknowledges may be a condition different than the condition of the Premises that existed as of the Surrender Date. If Tenant delivers the Re-Occupancy Notice and the Re-Occupancy Fee, Landlord shall, upon Tenant’s written request, restore the Premises to their condition prior to the Landlord Alteration Work;

b.    Concurrently with Tenant’s delivery of the Re-Occupancy Notice, Tenant shall pay to Landlord an amount of Two Million Dollars ($2,000,000.00) (the “Re-Occupancy Fee”), which Re-Occupancy Fee, Tenant hereby acknowledges and agrees, shall be in addition to (and not in lieu of) Tenant’s obligation to timely pay all amounts due Landlord pursuant to Section 4 and any other obligations of Tenant under the Lease.

c.    Tenant hereby waives any and all claims against Landlord and any other Landlord Party in connection with any exercise of Landlord’s Access Rights and any construction or alterations made in connection therewith (including, without limitation, any claim for rent abatement) except to the extent caused by Landlord’s or any Landlord Party’s willful misconduct or negligence. Following Tenant’s exercise of its Re-Occupancy Right, Landlord’s Access Rights under this Agreement shall terminate as of the Re-Occupancy Date; and

d.    Tenant’s re-occupancy of the Premises shall be subject to all of the terms and conditions of the Lease (as amended hereby), including, without limitation, Landlord’s Termination Right and Tenant’s obligation to pay Base Rent and Additional Rent and any other obligations of Tenant under the Lease through the Termination Date, in each case, at the rate that would otherwise be payable by Tenant for the Premises on such Re-Occupancy Date pursuant to the terms of the Lease if Tenant had continuously occupied the Premises, notwithstanding the Rent/Opex Abatement Period (the “Re-Occupancy Rental Rate”).

6.    Furniture. Tenant shall leave in the Premises all of the furniture (“Furniture”). All Furniture shall become the sole property of Landlord.

7.    Interior Signage. Pursuant to Section 24.8.1 of the Lease, Tenant shall remove all Tenant-specific Interior Signage and decals. Tenant shall be responsible for the cost of any damage incurred due to such removal.

8.    Termination and Surrender. Tenant shall voluntarily surrender the Premises as provided in this Agreement. Tenant agrees to cooperate reasonably with Landlord in all matters, as applicable, relating to surrendering the Premises in accordance with the surrender requirements and in the condition required pursuant to the Lease. After the Termination Date, Tenant shall have no further rights of any kind with respect to the Premises. Notwithstanding the foregoing, those provisions of the Lease which, by their terms, survive the termination of the Lease shall survive the surrender of the Premises and termination of the Lease provided for herein.

9.    No Further Obligations. Landlord and Tenant each agree that the other is excused as of the Termination Date from any further obligations under the Lease with respect to the Premises, excepting only such obligations under the Lease which are, by their terms, intended to survive termination of the Lease. In addition, nothing herein shall be deemed to limit or terminate any common law or statutory rights Landlord may have with respect to Tenant in connection with any hazardous materials or for violations of any governmental requirements or requirements of applicable law.

10.    Removal of Personal Property. Any of Tenant’s Property remaining in the Premises after the date that is 30 days after the mutual execution and delivery of this Agreement is hereby agreed to be abandoned by Tenant and may be disposed of by Landlord, in Landlord’s sole discretion, without obligation or liability of any kind to Tenant.

11.    Acknowledgment. Tenant acknowledges that it has read the provisions of this Agreement, understands them, and is bound by them. Time is of the essence in this Agreement.

12.    No Assignment. Tenant represents and warrants that Tenant has not assigned, mortgaged, subleased, pledged, encumbered or otherwise transferred any interest in the Lease and that Tenant holds the interest in the Premises as set forth in the Lease as of the date of this Agreement.

13.    No Modification. This Agreement may not be modified or terminated except in writing signed by all parties. This Agreement may be signed in counterparts which taken together shall constitute one agreement binding upon the parties.

14.    Successors and Assigns. The covenants and agreements herein contained shall inure to the benefit and be binding upon the parties and their respective successors and assigns.

15.    Attorneys’ Fees. In the event of a dispute between the parties, the prevailing party shall be entitled to have its reasonable attorneys’ fees and costs paid by the other party.

16.    Conflict of Laws. This Agreement shall be governed by the laws of the state in which the Premises are located.

17.    OFAC. Landlord and Tenant are currently (a) in compliance with and shall at all times during the Term of this Agreement remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

18.    Counterparts. This Agreement may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Agreement and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

[Signatures are on the next page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TENANT:

TOCAGEN, INC., a Delaware corporation

By: /s/ Mark G. Foletta
Its: Executive Vice President & CFO

LANDLORD:

ARE-SD REGION NO. 61, LLC,
a Delaware limited liability company

By:	ARE-SD Region No. 58, LLC,
a Delaware limited liability company, managing member

	By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership, managing member

		By:	ARE-QRS CORP.,
a Maryland corporation, general partner

			By:	/s/Allison Grochola
			Its:	Vice President
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